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                                                                    EXHIBIT 10.9

                                     PATENT

                                       AND

                         TECHNICAL ASSISTANCE AGREEMENT


         This Know How and Patent License and Technical Assistance Agreement, dated as of September 30, 1999 is by and between APL Engineered Materials, Inc. an Ohio Corporation having offices at 2401 N. Willow Road, Urbana, Illinois 61801 ("APL"), Advanced Lighting Technologies, Inc., an Ohio corporation having offices at 32000 Aurora Road, Solon, Ohio 44139 ("ADLT") and General Electric Company, a New York corporation acting through its GE Lighting business ("GEL") and having offices at 1975 Noble Road, Cleveland, OH 44112.


                                   WITNESSETH
                                   ----------


         WHEREAS, APL, ADLT and GEL are parties to a Lamp Materials Purchase Agreement dated as of September 30, 1999, (as the same may be amended from time to time, the "Materials Purchase Agreement") which the parties deem to be an agreement supplementary to this Agreement (as contemplated by section 365 of Title XI of the U.S. Code) providing for the purchase and sale of metal halide pellet and sodium amalgam products more specifically described in that Agreement (the "Products") from APL to GEL; and

         WHEREAS, GEL requires a guaranteed source of supply of Products and APL is currently the sole source of such products that meet GEL's specification and quality requirements; and

         WHEREAS, APL has agreed to provide GEL access to the technology utilized by APL in making Products for GEL under the circumstances and with the constraints specified in this Agreement.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

         1.       DEFINITIONS.   For the purposes of this Agreement:

         "Bankruptcy" shall mean any act, event, and circumstances whereby (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a


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party or of a substantial part of the property or assets of such party under
Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law;
(ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for a party or any substantial part of the property or assets of such party; (iii) the winding-up or liquidation of a party, and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered, or (b) a party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing or any petition described in Part (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for such party or for a substantial part of the property or assets of such party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability, or fail generally to pay its debts as they become due; or (vii) take any action for the purpose of the foregoing.

"Change of Control" shall mean with respect to an entity any of the following:
(a) any person or group of persons shall have acquired beneficial ownership (as defined in Rule 13d-3, promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding shares of common stock of the entity, (b) the entity shall be a party to a merger or consolidation in which it is not the survivor or in which the entity's shareholders immediately prior thereto own less than a majority of the outstanding voting stock of the survivor, or (c) the entity shall have sold, leased or otherwise transferred all or substantially all of its assets in one transaction or a series of related transactions.

"Equipment" shall mean machinery, equipment and apparatus used or adapted for use in the manufacture, assembly and testing of Products and in the carrying out of Processes.

"Know How Record" shall mean and include the written description (as the same may be updated from time to time) that clearly defines the Product Technology, Processes, procedures, quality systems and Equipment used from time to time in the production of Products, which written description will at all times enable technicians to produce Products to the desired specifications. "Patents" means: patents (including patents of importation, patents of confirmation, patents of improvement, patents and certificates of addition and utility model patents, as well as divisions, reissues, continuations, continuations-in-part reexamination certificates, renewals and extensions of


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any of the foregoing) and applications therefor, and patents which may issue on such applications, covering inventions with respect to which the first application for patent anywhere was filed prior to the date of expiration or any prior termination of this Agreement.

"Processes" shall mean the processes, methods and techniques adapted for use in the manufacture, assembly and testing of Products.

"Products" shall mean metal halide pellets and sodium amalgams referred to in EXHIBIT "A" attached to the Materials Purchase Agreement, used as part of the fill in high intensity discharge lamps for general lighting purposes manufactured by GEL, and such other materials and products that are listed on EXHIBIT "A", as such exhibit may be updated from time to time by GEL and APL.

"Product Technology" shall mean and include, all documented and undocumented technical information, data and know how in whatever form available, which presently exists or is developed pertaining to the Products, including, without limitation, research and development, design, engineering, design automation, layout, drafting, manufacturing, quality control, equipment, maintenance, standards, procedures, processes, publications, technical writings, facilities, services and utilities. Product Technology shall include, without limitation, trade secrets, computer software, drawings, material lists, plans, specifications, procedures and control data, test methods, and engineering and manufacturing data.

"Specifications" shall mean Product specifications included in the Quality Procurement Specification of GEL in the form attached to the Materials Purchase Agreement as EXHIBIT "E".

"Subsidiary" shall mean a company or other entity in which GEL directly or indirectly owns or controls at least twenty percent (20%) of the voting stock.

          2. KNOW HOW AND PRODUCT TECHNOLOGY LICENSE AND TECHNICAL ASSISTANCE. Subject to the provisions of section 3 below, APL and ADLT hereby, jointly and severally;

         (a) grant and agree to grant to GEL and its Subsidiaries a right of access to and right to use the Know How Record and Product Technology together with an irrevocable, worldwide, nonexclusive, nontransferable (other than as provided in section 12), fully paid up license to make, have made and use (but not sell to third parties) Products, and to use Equipment and Processes in all countries of the world. The foregoing grant consists of a license under Patents owned or controlled by either or both of APL or ADLT or which either or both has or acquires the right to grant such licenses and right to use for such purposes.


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         (b) agree to update and maintain on a continual basis the Know How
Record so that it clearly defines the current processes, procedures, quality systems, equipment and apparatus used in producing Products in such manner and in sufficient detail to enable technicians to produce Product to the Specifications.

         (c) deposit and agree to maintain an updated version of the Know How Record with the General Counsel of GEL to be held in trust for GEL for use by GEL upon the occurrence of an Access Event (referred to in section 3, below).

         (d) agree that, upon the occurrence of an Access Event (referred to in section 3, below), either or both of APL or ADLT will take all necessary action to cause GEL to be furnished with a complete copy of all information and documents included in the Know How Record. In addition, APL will provide two (2) GEL representatives with training relating to the Processes, techniques and Equipment used in producing Products and in connection therewith will exert all reasonable efforts to enable GEL to duplicate APL's Processes, techniques and results. GEL will reimburse APL for all reasonable out of pocket costs for providing such training.


         3. RESTRICTIONS ON RIGHT TO USE. Notwithstanding the present grant of the irrevocable, non exclusive license by ADLT and APL to GEL pursuant to section 2(a), above, GEL agrees that it will not exercise its rights of access to and right to use the Know How Record or Product Technology or license and technical assistance pertaining to the Know How Record and Product Technology, above until the occurrence of any one or more of the following (an "Access Event"):

         (a) APL fails to deliver to GEL, as Purchaser under the Materials Purchase Agreement, within sixty (60) days of the date specified in any purchase order of GEL, qualified, existing Products complying with the QPS and the Specifications applicable to such order; PROVIDED, HOWEVER, if failure of delivery is caused by an extraordinary event beyond the reasonable control of APL and without the gross negligence of APL, then the sixty (60) day period shall be extended to one hundred twenty (120) days.

         (b) the occurrence of a material breach by APL of section 3(b), 3(c), 4(b), 8 or 11 of the Materials Purchase Agreement, which breach has continued unremedied for thirty (30) days after receipt of notice thereof (which notice shall specify the material breach).

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         (c) APL terminates the Materials Purchase Agreement pursuant to Section
6.(2) thereof.

         (d) in the event that there is a Change of Control of  APL.

         (e) in the event that either ADLT or APL has an event of Bankruptcy.


         4.       PROPRIETARY INFORMATION.

         (a) For purposes of this Agreement, the term "Proprietary Information" is understood to mean the Know How Record and Product Technology which is clearly and conspicuously labeled with "Proprietary Information" or other equivalent legend. Proprietary Information is also understood to include such information and data disclosed orally or visually provided it is identified at the time of disclosure as proprietary and, provided further, that within thirty
(30) days thereafter, a written summary of such oral or visual disclosure bearing the aforesaid type of label or legend, is provided to the receiving party.

         (b) Proprietary Information furnished hereunder shall be (1) used solely for the purpose of the license granted pursuant to section 2 and as contemplated by this Agreement; and (2) held in confidence for the term of this Agreement and ten (10) years after its termination.

         (c) GEL agrees that Proprietary Information will be restricted to those employees involved in performance of this Agreement and the Materials Purchase Agreement who have been informed of the terms and conditions hereof.

         (d) Notwithstanding the above stated obligations of restricted use and confidentiality, the receiving party will not be liable for disclosure or use by such party of the information which it can establish by tangible evidence:

             (1) was rightfully in its possession or known to it prior to receipt from the disclosing party;

             (2) is or becomes known to the public through disclosure in a printed publication or in an issued patent (without breach of the receiving party's obligations hereunder);

             (3) was rightfully acquired by the receiving party from a third party, which generated such information independently of Proprietary Information;


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             (4) was necessarily disclosed by its use or embodiment in a product that has been placed in commerce by the disclosing party; or

             (5) was independently developed by the receiving party provided that the person or persons developing the same have not had access to Proprietary Information.


         5. BANKRUPTCY. In the event either ADLT or APL commences or has commenced against it a bankruptcy case or similar proceeding (such party, the "Bankrupt Party"), GEL (the "Non-Bankrupt Party")shall have all rights available to licensees under the Bankruptcy Code (defined below). Unless and until such time as the Bankrupt Party or its trustee may reject any license granted hereunder, a Non-Bankrupt Party may request in writing that the Bankrupt Party or its trustee, as the case may be, (a) perform under the terms and conditions of this License and other agreements deemed supplementary hereto, (b) not interfere with the rights of the Non-Bankrupt Party as provided in this License to the Know How Record and Product Technology and (c) require the provision of the Know How Record and the Product Technology. The Bankrupt Party acknowledges and agrees that if it as a debtor-in-possession or its trustee in Bankruptcy in a case under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), rejects any of the rights granted in this License, as provided in
Section 365(n) of the Bankruptcy Code, the Non-Bankrupt Party may elect to retain its rights to the Know How Record and Product Technology under this License. Upon written request of the Non-Bankrupt Party to the Bankrupt Party or its trustee, the Bankrupt Party or its trustee shall not interfere with the rights of the Non-Bankrupt Party to continue its use of the Know How Record and Product Technology, including any right to obtain the same from another entity. The parties agree that the Bankrupt Party will seek an order assuming this License Agreement within 60 days of the commencement of a bankruptcy case or other similar proceeding. This Section 5 shall survive any termination of this License.

         6. TERM. This Agreement shall become effective as of the date first above written upon the execution hereof by all parties and shall continue for the longer of (a) ten (10) years after or (b) the life of the last Patent issued or applied for prior to, the date on which GEL ceases to purchase any Products from APL (or any successor of APL) under the Materials Purchase Agreement or otherwise, unless the parties hereto otherwise agree in writing.


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         7. REPRESENTATIONS AND WARRANTIES. APL and ADLT jointly and severally represent and warrant to GEL that:

             (a) The Know How Record and the Product Technology is and will be maintained on a continual basis so that it will at all times clearly define the current Processes, procedures, quality systems, Equipment and apparatus used by APL in producing Product and be in sufficient detail to enable technicians to produce Product to the Specifications.

             (b) APL is the legal and beneficial owner of all right, title and interest in and to the Know How Record and Product Technology, and that neither APL nor ADLT is bound by or a party to any other contracts, options, licenses, assignments, or agreements of any kind which would prevent, prohibit, or otherwise interfere with the ability of APL and ADLT to meet their respective obligations to GEL under or arising out of this Agreement.

             (c) There are no pending or threatened claims alleging, or potential claims that could reasonably be expected to be alleged, that any or all of the Know How Record or Product Technology infringes or conflicts with the intellectual property rights of others.


         8. INDEMNITY.

         (a) Each of APL and ADLT, jointly and severally, agrees to defend, indemnify, and hold harmless GEL against all liability, loss, cost, damages, claims or expenses (including reasonable attorneys fees) arising out of any claims or suits, whatever their nature and however arising, which may be brought or made against GEL by reason of or arising from: (i) the breach by APL or ADLT of any or all of its representations or warranties; and (ii) any allegation that use of any or all of the Know How Record or Product Technology infringes, interferes with, or otherwise violates the intellectual property rights or other proprietary rights of a third party.

         (b) In the event that the Know How Record or Product Technology licensed to GEL pursuant to this Agreement, in whole or in part, is finally determined, by settlement or judicial action, to infringe a third party intellectual property right or other proprietary right, then at the written request and option of GEL, APL shall (i) modify, at APL's sole cost and expense, the allegedly infringing Know How Record or Product Technology to be non-infringing; or (ii) substitute, at APL's sole cost and expense, non-infringing intellectual property.


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         9. NOTICES. Any notice required or permitted by this Agreement or given in connection herewith shall be in writing and shall be given by personal delivery, receipted facsimile, receipted e-mail, or by first-class, certified, or registered mail, postage prepaid, at or to the addresses of the parties set forth above. Notices shall be effective upon receipt by the party to which they are addressed.


         10. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio, without reference to its law of conflicts.


         11. WAIVERS. The failure of a party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of the party thereafter to enforce each and every such provision. Any waiver must be in writing, signed by the party to be bound thereby. Any waiver of any term or condition of this Agreement shall not be construed to be a waiver of any other term or condition or a waiver of the same term and condition subsequently to be kept and performed.


         12. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned, subcontracted or otherwise transferred by any party without the prior written consent of others; PROVIDED, HOWEVER, that:

         (a) GEL may assign its rights and obligations to an entity acquiring the metal halide lamp manufacturing business of GEL, without prior written consent of APL and ADLT, if the proposed assignee accepts in writing the provisions of this Agreement and becomes, in all respects, bound thereby in the place and stead of GEL; and

         (b) any party may assign this Agreement or any right or obligation arising hereunder to a parent or a directly majority-owned and controlled subsidiary of such party; provided however, that such assignment shall not in any way affect a party's obligations or liabilities under this Agreement, and further provided that should said assignee cease to be an Affiliate of the assigning party, such assignee shall be obligated to reconvey all rights and obligations so assigned back to the original assignor party.


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         13. ENTIRE AGREEMENT; BINDING EFFECT. This Agreement and the Materials
Purchase Agreement embody the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings and/or agreements. This Agreement shall inure to the benefit of and bind the successors and permitted assigns of the parties.


         14. GOVERNING LAW. The law of the State of Ohio shall govern the interpretation and application of this Agreement without regard to its conflicts of law provisions.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives.


GENERAL ELECTRIC COMPANY                      APL ENGINEERED MATERIALS, INC.
GE Lighting

By: /s/ Robert H. Swan                        By: /s/ James Schoolenberg
    ---------------------------------             ------------------------------

Title:                                        Title: President
      -------------------------------                ---------------------------


ADVANCED LIGHTING TECHNOLOGIES, INC.

By: /s/ Nicholas R. Sucic
    ---------------------------------

Title:
       ------------------------------


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